UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

June 26, 2018
Date of Report (Date of Earliest Event)

Sotheby's
(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1334 York Avenue
New York, NY		10021
(Address of principal executive offices)		(Zip Code)
(212) 606-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement
Sotheby’s and certain of its wholly-owned subsidiaries (collectively, “Sotheby’s”) were party to certain credit agreements with an international syndicate of lenders (collectively, the “Previous Credit Agreements”) that, among other things, provided for dedicated revolving credit facilities for the Agency segment (the “Agency Credit Facility”) and Sotheby’s Financial Services (“SFS”) (the “SFS Credit Facility”). The Previous Credit Agreements were scheduled to mature on August 22, 2020.
On June 26, 2018, Sotheby’s refinanced the Previous Credit Agreements and entered into a new credit agreement with an international syndicate of lenders led by JPMorgan Chase Bank, N.A. (the “New Credit Agreement”). The proceeds under the New Credit Agreement may be used for working capital and other general corporate purposes of Sotheby’s and borrowings thereunder are available in U.S. Dollars, Pounds Sterling, Euros, Swiss Francs or Hong Kong Dollars. The New Credit Agreement is scheduled to mature on June 26, 2023.
The New Credit Agreement combines the Agency Credit Facility and the SFS Credit Facility into one asset-based revolving credit facility and establishes an aggregate borrowing capacity of $1.1 billion, which is subject to an enhanced borrowing base. The New Credit Agreement also includes an accordion feature, which allows us to seek an increase to the borrowing capacity of the New Credit Agreement by an amount not to exceed $300 million in the aggregate. Though new commitments would need to be obtained, the uncommitted accordion feature permits us to seek an increase to the aggregate borrowing capacity under the New Credit Agreement pursuant to an expedited documentation process.
The New Credit Agreement contains certain customary affirmative and negative covenants including, but not limited to, limitations on indebtedness, liens, investments, restricted payments and the use of proceeds from borrowings under the New Credit Agreement. The New Credit Agreement also contains a limitation on net outstanding auction guarantees (i.e., auction guarantees less the impact of related risk sharing arrangements).
This summary does not purport to be a complete summary of the New Credit Agreement and is qualified in its entirety by reference to the New Credit Agreement, a copy of which is filed herewith as Exhibit 10.1, and is incorporated by reference herein.
Sotheby’s incurred approximately $4 million in fees related to the New Credit Agreement, which will be amortized on a straight-line basis over the five year term of the New Credit Agreement.
Unamortized fees related to the Previous Credit Agreements of approximately $4 million, will be expensed in the second quarter of 2018.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The disclosure set forth in Item 1.01 above is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1
Credit Agreement, dated as of June 26, 2018, among Sotheby’s, a Delaware corporation, the other Borrowers and other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A. and HSBC Bank USA, N.A., as Co-Syndication Agents, ING Capital LLC, as Documentation Agent, JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., HSBC Bank USA and ING Capital LLC, as Joint Lead Arrangers and JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A. and HSBC Bank USA, as Joint Bookrunners.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S

By:	/s/ David G. Schwartz

David G. Schwartz
Senior Vice President,
Chief Securities Counsel and Corporate Secretary

Date:	July 2, 2018

Exhibit Index

Exhibit No.    Description

10.1
Credit Agreement, dated as of June 26, 2018, among Sotheby’s, a Delaware corporation, the other Borrowers and other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A. and HSBC Bank USA, N.A., as Co-Syndication Agents, ING Capital LLC, as Documentation Agent, JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., HSBC Bank USA and ING Capital LLC, as Joint Lead Arrangers and JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A. and HSBC Bank USA, as Joint Bookrunners.

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